Filed Pursuant to Rule 424(b)(2)
Registration No. 333-180984

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED MAY 1, 2012

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 26, 2012)

$

ALTERA CORPORATION

    % Senior Notes due

We are offering $         aggregate principal amount of our     % Senior Notes due                      (the “notes”). We will pay interest semi-annually on the notes on                      and                      of each year, beginning                     , 2012. The notes will mature on                     ,                     .

In the event of a change of control triggering event, as defined in this prospectus supplement, the holders may require us to purchase for cash all or a portion of their notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any. We may redeem all or some of the notes at our option and from time to time at the redemption prices described under “Description of Notes—Optional Redemption” in this prospectus supplement.

The notes will be our unsecured senior obligations and will rank equally with all of our other existing and future unsecured senior indebtedness. The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes are not and will not be listed on any securities exchange or quoted on any automated quotation system.

See “Risk Factors” beginning on page S-8 of this prospectus supplement for a discussion of certain risks you should consider in connection with an investment in these notes.

	Public Offering Price(1)	Underwriting Discount	Proceeds, Before Expenses, to Us
Per note
Total for notes

(1)	Plus accrued interest, if any, from , 2012, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depositary Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., as operator for the Euroclear System, on or about                     , 2012.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan	Morgan Stanley

The date of this prospectus supplement is                     , 2012.

PROSPECTUS SUPPLEMENT

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Incorporation by Reference” on page 22 of the accompanying prospectus.

In this prospectus supplement, except as otherwise indicated or unless the context otherwise requires, “Altera”, “the company”, “we”, “us” and “our” refer to Altera Corporation and its consolidated subsidiaries. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

Currency amounts in this prospectus supplement are stated in U.S. dollars.

This prospectus supplement and the accompanying prospectus may be used only for the purpose for which they have been prepared. No one is authorized to give information other than that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or a solicitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

S-ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements are generally written in the future tense and/or are preceded by words such as “will,” “may,” “should,” “could,” “expect,” “suggest,” “believe,” “anticipate,” “intend,” “plan,” or other similar words. Examples of forward-looking statements include statements regarding:

•	the growth prospects of the semiconductor industry and PLD market, including the FPGA and CPLD product sub-segments;

•	trends in our future sales, including our opportunities for growth by displacing ASICs, ASSPs and other fixed function chip alternatives;

•	the commercial success of our new products;

•	our market share in relation to competitors;

•	the development trend of the “process technology gap”;

•	the analysis that our new product families are more “silicon convergence-friendly” products;

•	the timing of initial shipments of our Cyclone® V FPGAs;

•	the risk of exposure to product liability;

•	our plan to continue making purchases under the stock purchase program;

•	the opportunities to further expand our position outside of the United States;

•	the growth opportunity offered by our embedded initiative;

•	our research and development costs and efforts;

•	the timing of shipments of our newer FPGA families;

•	projections regarding if and when certain product sales may peak or decline;

•	our gross margins and factors that affect gross margins;

•	our provision for tax liabilities and other critical accounting estimates;

•	our capital expenditures;

•	our exposure to market risks related to changes in interest rates, equity prices and foreign currency exchange rates; and

•	future payments required pursuant to other agreements and commitments.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The forward-looking statements contained in this prospectus supplement, the accompanying prospectus, and the information incorporated by reference in this prospectus supplement and the accompanying prospectus are based on information currently available to us and expectations and assumptions that we deem reasonable at the time the statements were made. We do not undertake any obligation to update any forward-looking statements in this prospectus supplement, the prospectus, and the information incorporated by reference in this prospectus supplement and the accompanying prospectus or in any of our other communications, except as required by law. All such forward-looking statements should be read as of the time the statements were made and with the recognition that these forward-looking statements may not be complete or accurate at a later date.

S-iii

Many factors may cause actual results to differ materially from those expressed or implied by the forward-looking statements contained in this prospectus supplement, the accompanying prospectus, and the information incorporated by reference in this prospectus supplement and accompanying prospectus, including those detailed in the Risk Factors section of our Annual Report on Form 10-K and Quarterly Report on Form 10-Q incorporated by reference in this prospectus supplement and the accompanying prospectus and in the section of this prospectus supplement entitled “Risk Factors.”

S-iv

SUMMARY

The following summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before investing in the notes. For a more complete discussion of the information you should consider before investing in the notes, you should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

Our Company

Founded in 1983, Altera Corporation is a global semiconductor company, serving over 13,000 customers within the Telecom and Wireless, Industrial Automation, Military and Automotive, Networking, Computer and Storage, and Other vertical markets. The Other vertical market includes sub-markets of broadcast, consumer, medical and test.

Altera designs, manufactures, and markets a variety of products:

•

Programmable logic devices (“PLDs”), which consist of field-programmable gate arrays (“FPGAs”) and complex programmable logic devices (“CPLDs”), are standard semiconductor integrated circuits, or chips, that our customers program to perform desired logic functions in their electronic systems.

•

HardCopy® application-specific integrated circuits (“ASICs”) transition customer designs from high-density FPGAs to low-cost non-programmable implementations for volume production. Because they are customized only on the last few mask layers, HardCopy ASICs deliver performance that can be an alternative to traditional ASICs, but with reduced development costs and shorter production lead times.

•	Pre-defined design building blocks, known as intellectual property (“IP”) cores, can be licensed by customers to add standard functions to their PLD designs.

•

Proprietary development software, which operates on personal computers and engineering workstations, is used by customers to develop, compile, and verify their designs, and then program their designs into our PLDs.

We were one of the first suppliers of complementary metal oxide semiconductor PLDs and are a global leader in this market. Our broad range of PLDs offers unique features as well as differing densities and performance specifications, and serves a wide range of customers.

Altera was incorporated in 1983, and reincorporated in the State of Delaware in 1997. Our principal executive offices are located at 101 Innovation Drive, San Jose, California 95134. Our telephone number is (408) 544-7000 and our website is www.altera.com. Information contained in or accessible through our website is not part of or incorporated by reference into this prospectus supplement or the accompanying prospectus.

The Offering

The following is a brief summary of certain terms of this offering. For a more complete understanding of the notes, see the “Description of Notes” section in this prospectus supplement.

Issuer	Altera Corporation

Notes Offered	$ aggregate principal amount of % senior notes due .

Maturity Date

Interest Rate	% per annum.

Interest Payment Dates	and of each year, beginning on , 2012.

Ranking	The notes will:

•	rank senior in right of payment to all of our existing and future obligations that are by their terms expressly subordinated or junior in right of payment to the notes;

•	rank equal in right of payment to all our existing and future senior unsecured obligations; and

•

be effectively subordinated in right of payment to all of our subsidiaries’ existing and future indebtedness and other obligations (including secured and unsecured obligations) and subordinated in right of payment to our existing and future secured indebtedness and other obligations to the extent of the value of the assets securing such indebtedness and other obligations.

As of March 30, 2012,

•

we had $500.0 million principal amount of unsecured, senior indebtedness outstanding (excluding intercompany liabilities and liabilities of a type not required to be reflected on a balance sheet in accordance with GAAP), consisting primarily of loans outstanding under our credit facility;

•	we had no subordinated or secured indebtedness outstanding; and

•	our subsidiaries had no indebtedness outstanding (excluding intercompany liabilities and liabilities of a type not required to be reflected on a balance sheet in accordance with GAAP).

Change of Control Triggering Event

In the event of a change of control triggering event, as defined in this prospectus supplement, the holders may require us to purchase for cash all or a portion of their notes at a purchase price equal to 101%

of the principal amount of the notes, plus accrued and unpaid interest, if any. See “Description of Notes—Purchase of Notes upon a Change of Control Triggering Event.”

Optional Redemption	We may redeem the notes, at any time in whole or in part, at the redemption prices described in this prospectus supplement. See “Description of Notes—Optional Redemption.”

Certain Covenants	The indenture governing the notes will, among other things, limit our ability to:

•	create liens on certain assets to secure debt;

•	enter into certain sale and lease-back transactions; and

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets.

See “Description of Notes—Certain Covenants” in this prospectus supplement and “Description of Senior Debt Securities” in the accompanying prospectus.

Use of Proceeds	We intend to use the net proceeds from this offering, together with cash on hand, to repay all amounts owed under our Credit Agreement, dated August 31, 2007, and to terminate that agreement. As of March 30, 2012, we had $500.0 million in outstanding borrowings under the agreement and the interest rate on such borrowings was LIBOR plus 0.35%. The agreement has a maturity date of August 31, 2012. See “Use of Proceeds.”

DTC Eligibility	The notes will be issued in fully registered book-entry form and will be represented by permanent global notes without coupons. Global notes will be deposited with a custodian for and registered in the name of a nominee of The Depositary Trust Company (“DTC”) in New York, New York. Investors may elect to hold interests in the global notes through DTC and its direct or indirect participants as described in this prospectus supplement under “Description of Notes—Book-Entry Delivery and Form.”

Further Issues	We may, without notice to or the consent of the holders or beneficial owners of the notes, create and issue additional notes having the same ranking, interest rate, maturity and other terms as the notes. Any additional notes having similar terms, together with the notes, would be considered part of the same series under the indenture, provided that if such additional debt securities are not fungible with the initial debt securities of such series offered hereby for U.S. federal income tax purposes, such additional debt securities will have a separate CUSIP number.

Trading	The notes will not be listed on any securities exchange or included in any automated quotation system. The notes will be new securities for which there is currently no public market.

Form and Denomination	The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk Factors	You should refer to the section entitled “Risk Factors,” beginning on page S-8, for a discussion of certain risks involved in investing in the notes.

Conflicts of Interest	Because certain of the underwriters may receive 5% of the net offering proceeds, a “conflict of interest” is deemed to exist under Rule 5121 of the Financial Industry Regulatory Authority (“FINRA”). Therefore, the offering will be made in compliance with such rule. See “Underwriting (Conflicts of Interest) — Conflicts of Interest.”

For additional information regarding the notes, see the “Description of Notes” section in this prospectus supplement and the “Description of Senior Debt Securities” section in the accompanying prospectus.

Summary Consolidated Financial Data

The following table presents summary consolidated financial data as of and for the periods indicated. The statements of income for the years ended December 31, 2011, December 31, 2010 and December 31, 2009 and the balance sheet data as of December 31, 2011 and December 31, 2010 have been derived from the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission (the “Commission”), which is incorporated herein by reference. The statements of income for each of the three-month periods ended March 30, 2012 and April 1, 2011 and the balance sheet data as of March 30, 2012 have been derived from the unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 30, 2012 filed with the Commission, which is incorporated herein by reference. In the opinion of management, our unaudited summary consolidated financial data reflect all adjustments of a normal recurring nature necessary for a fair statement of such financial data. In the opinion of management, our interim financial statements have been prepared on the same basis as our audited consolidated financial statements. Interim results are not necessarily indicative of results of operations for the full year. You should read the following table in conjunction with our audited consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2011 and our unaudited consolidated financial statements and related notes in our Quarterly Report on Form 10-Q for the quarter ended March 30, 2012.

	Fiscal Year Ended,			Three Months Ended
	December 31, 2011	December 31, 2010	December 31, 2009	March 30, 2012	April 1, 2011
	(In thousands, except per share amounts)
Consolidated Statements of Income Data:
Net sales	$2,064,475	$1,954,426	$1,195,413	$383,754	$535,813
Cost of sales	610,329	566,942	396,584	114,834	146,910

Gross margin	1,454,146	1,387,484	798,829	268,920	388,903
Research and development expense	325,733	264,649	260,208	82,297	74,408
Selling, general and administrative expense	279,217	254,495	234,074	69,785	69,022
Compensation (benefit) expense—deferred compensation plan	(1,964)	6,839	11,776	5,736	1,662
Loss (gain) on deferred compensation plan securities	1,964	(6,839)	(11,776)	(5,736)	(1,662)
Interest income and other	(3,526)	(3,330)	(6,083)	(1,807)	(885)
Gain reclassified from other comprehensive income	—	—	—	(102)	—
Interest expense	3,730	3,843	5,092	937	1,041

Income before income taxes	848,992	867,827	305,538	117,810	245,317
Income tax expense	78,281	84,943	54,476	1,976	21,248

Net income	$770,711	$782,884	$251,062	$115,834	$224,069

Net income per share:
Basic	$2.39	$2.55	$0.85	$0.36	$0.70
Diluted	$2.35	$2.49	$0.84	$0.35	$0.68
Shares used in computing per share amounts:
Basic	321,892	307,302	294,493	322,586	321,020
Diluted	327,606	313,912	297,180	327,061	327,843

	As of
	December 31, 2011	December 31, 2010	March 30, 2012
	(In thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short term investments	$3,437,155	$2,765,196	$3,479,184
Other current assets	52,710	114,601	41,557
Total assets	4,282,268	3,759,837	4,379,069
Credit facility	500,000	500,000	500,000
Total stockholders’ equity	2,993,896	2,323,652	3,116,879

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. You should read this table in conjunction with our consolidated financial statements and notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the Commission on February 17, 2012 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2012 filed with the Commission on April 23, 2012, which are incorporated by reference in this prospectus.

	Three Months Ended	Fiscal Year Ended
	March 30, 2012	December 31, 2011	December 31, 2010	December 31, 2009	December 31, 2008	December 28, 2007
Ratio of earnings to fixed charges(1)	71.4x	133.0x	127.8x	38.8x	23.2x	61.6x

(1)	For purposes of determining the ratios above, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense and an approximation for the interest factor on operating leases.

	Three Months Ended	Fiscal Year Ended
	March 30, 2012	December 31, 2011
Pro forma ratio of earnings to fixed charges(2)

(2)	The ratio is presented on a pro forma basis to give effect to the sale of the notes and the application of the proceeds therefrom as described in “Use of Proceeds.”

RISK FACTORS

In considering whether to purchase the notes, you should carefully consider all the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. In addition, you should carefully consider the risk factors described below, which are not exhaustive.

Risks Related to the Notes

The notes are structurally subordinated, which may affect your ability to receive payments on the notes.

The notes are obligations exclusively of Altera Corporation. We currently conduct a significant portion of our operations through our subsidiaries and our subsidiaries have significant liabilities. In addition, we intend to conduct additional operations through our subsidiaries in the future and, accordingly, our subsidiaries’ liabilities will likely increase. Therefore, our cash flow and our ability to service our debt, including the notes, partially depends upon the earnings of our subsidiaries, and we depend on the distribution of earnings, loans or other payments by those subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions and taxes on distributions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and preferred stockholders, if any. As of March 30, 2012, our subsidiaries had no indebtedness outstanding (excluding intercompany liabilities and liabilities of a type not required to be reflected on a balance sheet in accordance with GAAP). The notes do not restrict the ability of our subsidiaries to incur additional liabilities. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to indebtedness held by us.

The notes are subject to prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes are our senior unsecured general obligations, ranking equally with all of our other existing and future senior unsecured indebtedness. The indenture governing the notes permits us and our subsidiaries to incur additional secured debt under specified circumstances. If we incur any secured debt, all or a portion of our assets and the assets of our subsidiaries will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization, dissolution or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our other unsecured and senior creditors, including our trade creditors.

As of March 30, 2012, we had no secured indebtedness outstanding.

We may still be able to incur substantially more indebtedness.

We may be able to incur substantial indebtedness in the future. The terms of the indenture governing the notes will not prohibit us from doing so. If we incur any additional indebtedness that ranks equally with the notes, the holders of that indebtedness will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company.

We may not be able to purchase all of the notes upon a change of control triggering event, which would result in a default under the notes.

We will be required to offer to purchase the notes upon the occurrence of a change of control triggering event as provided in the indenture governing the notes. However, we may not have sufficient funds to purchase the notes in cash at the time of any change of control triggering event. In addition, our ability to purchase the notes for cash may be limited by law or the terms or other agreements relating to our indebtedness outstanding at the time. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or obtain consents from the holders of such indebtedness. Our failure to purchase your notes upon a change of control triggering event would be an event of default under the indenture and could cause a cross-default or acceleration under certain agreements governing our other indebtedness, if any.

The limited covenants in the indenture for the notes and the terms of the notes do not provide protection against some types of important corporate events and may not protect your investment.

The indenture for the notes does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness, which could effectively rank senior to the notes;

•	limit our ability to incur substantial secured indebtedness that would effectively rank senior to the notes to the extent of the value of the assets securing the indebtedness;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture for the notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as certain acquisitions, refinancings or recapitalizations that could substantially affect our capital structure and the value of the notes. For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes.

Illiquidity and an absence of a public market for the notes could cause purchasers of the notes to be unable to resell the notes.

The notes constitute a new issue of securities for which there is no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. An active trading market for the notes may not develop or, if such market develops, it could be very illiquid.

Holders of the notes may experience difficulty in reselling, or an inability to resell, the notes. If no active trading market develops, the market price and liquidity of the notes may be adversely affected, and you may not be able to resell your notes at their fair market value, at the initial offering price or at all. If a market for the notes develops, any such market may be discontinued at any time. If a trading market develops for the notes, future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, liquidity of the issue, the market for similar securities and other factors, including our financial condition and prospects and the financial condition and prospects in our industry.

A downgrade of our credit ratings could adversely impact your investment in the notes.

We are subject to periodic review by independent credit rating agencies. Increases in the level of our outstanding indebtedness, repurchases of our equity by us, or other events could cause the rating agencies to downgrade, place on negative watch or change their outlook on our debt credit rating generally and the ratings on the notes, which could adversely impact the trading prices for, or the liquidity of, the notes. Any such downgrade, placement on negative watch or change in outlook could also adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements.

The credit ratings assigned to the notes may not reflect all risks of an investment in the notes.

The credit ratings assigned to the notes reflect the rating agencies’ assessments of our ability to make payments on the notes when due. Consequently, actual or anticipated changes in these credit ratings will generally affect the market value of the notes. These credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors related to the value of the notes.

The negative covenants in the indenture that govern the notes may have a limited effect.

The indenture governing the notes contains covenants limiting our ability and our subsidiaries’ ability to create certain liens on principal property or the capital stock of certain subsidiaries, enter into certain sale and leaseback transactions with respect to principal property, and consolidate or merge with, or convey, transfer or lease all or substantially all our assets, taken as a whole, to, another person. The covenants limiting liens and sale and leaseback transactions contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See “Description of Notes—Certain Covenants” in this prospectus supplement and “Description of Senior Debt Securities” in the accompanying prospectus. In light of these exceptions and other factors described above, holders of the notes may be structurally or contractually subordinated to new lenders.

You may not be able to determine when a change of control triggering event has occurred and may not be able to require us to purchase notes as a result of a change in the composition of the directors on our board.

The definition of change of control, which is a condition precedent to a change of control triggering event, includes a phrase relating to the sale, lease or transfer of “all or substantially all” of our assets. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of a sale, lease or transfer of less than all of our assets to another individual, group or entity may be uncertain.

In addition, a Delaware Chancery Court decision found that incumbent directors are permitted to approve as a continuing director any person, including one nominated by a dissident stockholder and not recommended by the board, as long as the approval is granted in good faith and in accordance with the board’s fiduciary duties. Accordingly, you may not be able to require us to purchase your notes as a result of a change in the composition of the directors on our board unless a court were to find that such approval was not granted in good faith or violated the board’s fiduciary duties. The court also observed that certain provisions in an indenture, such as continuing director provisions, could function to entrench an incumbent board of directors and could raise enforcement concerns if adopted in violation of a board’s fiduciary duties. If such a provision was found unenforceable, you would not be able to require us to purchase your notes upon a change of control resulting from a change in the composition of our board.

Risks Related to Our Business

Our financial results are affected by general economic conditions and the highly cyclical nature of the semiconductor industry.

Semiconductor companies, such as Altera, experience significant fluctuations in sales and profitability. The semiconductor industry has experienced economic downturns and business contractions from time to time, which can be severe and prolonged. The fluctuations follow the turns of the global economy and in a downturn can result in significant reductions in product demand and excess customer inventories. Global economic weakness or cyclical downturns have previously resulted from periods of economic recession, reduced access to credit markets, weakening or strengthening of the U.S. dollar relative to other currencies, weak end-user demand, excess industry capacity or general reductions in inventory levels by customers. It is difficult for our customers, our vendors and us to accurately forecast and plan future business activities in today’s global economy.

Our ability to predict the quantity and type of products our customers will need in the future is challenging because our customers face volatile pricing and unpredictable demand for their own products and are increasingly focused on cash preservation and tighter inventory management. These factors could affect the timing of customer orders and the overall level of demand for our products. Because it is extremely difficult to forecast the success or timing of a customer’s product, and because our end markets are highly fragmented (we have over 13,000 PLD customers), our ability to forecast end customer demand is difficult. If we overestimate customer demand, we may allocate resources to manufacturing products that we may not be able to sell as quickly as estimated, if at all. As a result we could hold excess or obsolete inventory, which would reduce our profit margins and adversely affect our financial results.

The volatility and disruption of the capital and credit markets and adverse changes in the global economy may negatively impact our customers’ business and their ability to access financing, which could adversely affect demand for our products. Our operating cash flows are highly dependent on the continued collection of receivables and our ability to sell our products. Declines in overall economic conditions could lead to deterioration in the quality of our receivables. In addition to reductions in sales and elevated risk associated with the collection of receivables, our profitability and cash flows may suffer during downturns because we may not be able to reduce costs at the same rate as our sales decline.

As further described below, we depend entirely on independent subcontractors to supply us with finished silicon wafers and to assemble, test and ship our semiconductor products. Uncertainties in the capital and credit markets, however, may adversely affect the ability of our suppliers to obtain financing for operations. If our subcontractors’ capital structures weaken, they may fail to satisfy our demand and our business could be materially disrupted.

If global economic and market conditions remain uncertain or persist, spread or deteriorate further, we could experience a material impact on our business, financial condition, results of operations or cash flows.

Our gross margins are subject to fluctuations due to many factors.

Our gross margins may fluctuate due to many factors, including:

•	Vertical market pricing mix;

•	Changes in the mix of our prototyping and production-based business;

•	Competitive pricing dynamics and customer mix; and

•	Various manufacturing cost variables including product yields, wafer prices, package and assembly costs, provisions for excess and obsolete inventory and absorption of manufacturing overhead.

The majority of our sales are typically booked and shipped within the same quarter and forecasting our gross margins is difficult.

Our failure to compete successfully in the highly competitive semiconductor industry would adversely affect our financial results and business prospects.

The semiconductor industry, including the PLD market, is intensely competitive. Our ability to compete successfully in the semiconductor industry depends on our ability to provide our customers with solutions providing greater value than those offered by competing programmable logic vendors, such as Xilinx and Lattice, and other semiconductor companies that indirectly compete with us. Because we develop PLDs for applications that are presently served by ASIC, application-specific standard product (“ASSP”), FPGA, CPLD, digital signal processing (“DSP”), and microprocessor/microcontroller vendors, we compete against these vendors. To the extent that our efforts to compete are not successful, our financial condition and results of operations could be materially adversely affected. Other competitors include manufacturers of:

•	high-density programmable logic products characterized by FPGA-type architectures;

•	high-volume and low-cost FPGAs as programmable replacements for ASICs and ASSPs;

•	ASICs and ASSPs with incremental amounts of embedded programmable logic;

•	high-speed, low-density CPLDs;

•	high-performance DSP devices;

•	products with embedded multi-gigabit transceivers; and

•	other new or emerging programmable logic products.

Many of these competitors have substantially greater financial, technical and marketing resources than we do and have well-established market positions and solutions that have proven technically feasible and economically competitive over several decades. We may be unable to displace these vendors in the targeted applications and densities. Several companies have introduced products that compete with ours or have announced their intention to sell PLD products. The benefits of programmable logic have attracted a number of competitors to this segment. We recognize that different applications require different programmable technologies, and we are developing architectures, processes and products to meet these varying customer needs. Recognizing the increasing importance of standard software solutions, we have developed common software design tools that support the full range of our IC products. We believe that automation and ease of design are significant competitive factors in this segment.

The highly competitive environment of the semiconductor industry and the high costs associated with manufacturing technologies and developing marketable products have resulted in significant consolidation in the industry and are likely to lead to further consolidation. We may pursue business combination opportunities to improve our market share and the applications and products we can market. However, we may be outbid for the best assets. We also may become a target for a company looking to improve its competitive position. Such an occurrence may take place at any time with consequences that may not be predictable and that could have a materially adverse effect on our results of operations and financial condition.

A downturn in the communications equipment end market could cause a reduction in demand for our products and limit our ability to maintain revenue levels and operating results.

Approximately 43% of our net sales for 2011 was derived from customers participating in the Telecom and Wireless vertical market. In the past, a general weakening in demand for programmable logic products from customers in the communications end market has adversely affected our revenue. Any deterioration in the communications end market or reduction in capital spending to support this end market could lead to a reduction in demand for our products and could adversely affect our revenue and results of operations.

The length of our design-in and sales cycles could affect our ability to forecast future sales.

Our sales depend on our products being designed into end customers’ products, and on those products being produced in volume. Our products are very complex, and the time from design-in to volume production ranges from six months to three years or more. From initial product design-in to volume production, many factors can affect the timing and/or volume of our sales. These factors include, but are not limited to, changes in the competitive position of our technology, the competitiveness of our end customers’ products in the markets they serve, our customers’ financial stability, end customer program delays and cancellations and our ability to ship products according to customer schedules.

Our business is characterized by a general decline in semiconductor product selling prices that may materially and adversely affect our profitability.

The selling prices of our products have decreased over time. We have sought to offset the selling price decreases by reducing manufacturing costs, improving yields and increasing unit sales. However, our ongoing efforts may not be successful or may not keep pace with the anticipated, continued decline in product selling prices, which could ultimately reduce revenues and gross margins.

Because we depend on international sales for a majority of our total sales, we may be subject to political, economic and other conditions that could increase our operating expenses and disrupt our business.

Our operations outside of the United States are subject to risks that are inherent in conducting business under non-U.S. laws, regulations and customs. During 2011, sales outside of the U.S. and Canada constituted approximately 81% of our net sales, and we expect that international sales will continue to account for a significant portion of our net sales. Risks related to our foreign operations include:

•	Unfavorable economic, market, political and social conditions in a specific country or region;

•	Fluctuation in foreign currency exchange rates;

•	Adverse changes in tax laws;

•	Increased freight costs;

•	Interruptions in air transportation;

•	Reduced protection for intellectual property rights in some countries;

•	Longer receivable collection periods;

•	Natural or man-made disasters in the countries or regions where we sell our products; and

•	Different labor regulations.

We must comply with a variety of foreign laws and we experience risks associated with legislation and regulations for importing and exporting semiconductor products. In the future, the United States or other countries may impose quotas, duties, tariffs, taxes or other charges, restrictions or trade barriers for the import or export of our products.

We rely heavily on distributors to generate a significant portion of our sales and fulfill our customer orders. The failure of our distributors to perform as expected could materially reduce our future sales.

Worldwide sales through distributors accounted for 73% of our net sales during 2011. We rely on many distributors to help us create end customer demand, provide technical support and other value-added services to end customers, fill customer orders and stock our products. Our contracts with our distributors may be terminated by either party upon notice.

Our distributors are located all over the world and are of various sizes and financial conditions. Lower sales, lower earnings, debt downgrades, the inability to access capital markets and higher interest rates could potentially affect our distributors’ operations and in turn harm our operating results.

We are highly dependent on certain distributors, in many locations across the world, particularly in North America.

During 2011, Arrow Electronics, Inc. and affiliates (“Arrow”) accounted for approximately 39% of our net sales on a worldwide basis, while our next-largest distributor, Macnica, Inc. and its affiliates (“Macnica”), accounted for approximately 21% of our net sales. As of December 31, 2011, accounts receivable from Arrow and Macnica individually accounted for 30% and 43%, respectively, of our total accounts receivable.

Our ability to add or replace distributors is limited.

We contract with distributors to perform two primary, yet distinct, functions that are difficult to replace:

•

Distributors provide logistics support, such as order entry, credit, forecasting, inventory management and shipment of product to end customers. The process of integrating systems to allow for electronic data interchange is complex and can be time consuming.

•

Distributors create demand for our products at the engineering level. This mandates the training of an extended distributor sales force, as well as hiring and training specialized applications engineers skilled in promoting and servicing products at the engineering level.

In addition, our distributors’ expertise in the determination and stocking of acceptable inventory levels may not be easily transferable to a new distributor. End customers may be hesitant to accept the addition or replacement of a distributor.

We depend entirely on Taiwan Semiconductor Manufacturing Company (“TSMC”) to supply us with finished silicon wafers. TSMC’s failure to satisfy our demand could materially disrupt our business.

Our silicon wafers are produced by TSMC in its manufacturing facilities located primarily in Taiwan and the U.S. Silicon wafer production facilities have a fixed capacity that is allocated solely by our vendors and beyond our direct control. We have no formalized long-term supply or allocation commitments from TSMC. Our operations would be disrupted if TSMC ended its relationship with us and we were unable to arrange a satisfactory and cost-effective alternative to quickly fulfill customer orders.

To ensure continued wafer supply, we may establish other wafer supply sources as these arrangements become economically advantageous or technically necessary. However, only a few foundry vendors have the capability to manufacture our most advanced products. If we engage alternative supply sources, we may encounter start-up difficulties and incur additional costs. In addition, shipments could be significantly delayed while these sources are qualified for volume production.

Furthermore, because we rely on a third-party foundry vendor, we have little or no direct control over production costs, delivery schedules and wafer quality. We also face increased exposure to potential misappropriation of our intellectual property.

Wafer and assembly material shortages and/or increased wafer and assembly material costs could lower our gross margins, reduce our sales or otherwise materially disrupt our business.

If market demand for silicon wafers or assembly material suddenly exceeds market supply, our supply of silicon wafers or assembly material could quickly become limited. A shortage in manufacturing capacity could hinder our ability to meet product demand. Moreover, silicon wafers constitute more than half of our product cost. If we are unable to purchase wafers or assembly materials at favorable prices, our gross margins will be adversely affected.

Product manufacturing is complex, and we may not achieve the necessary yields or product reliability that our business requires.

Manufacturing our products is a highly complex and precise process, requiring production in a tightly controlled environment. We depend not only on sufficient foundry manufacturing capacity and wafer prices, but also on good production yields (the number of good die per wafer) and timely wafer delivery to meet customer demand and maintain profit margins. Wafer production yields depend on a wide variety of factors including the level of contaminants in the manufacturing environment, impurities in the materials used and the performance of personnel and equipment. As a result, we may experience problems with achieving acceptable production yields and timely delivery from our foundry vendor.

Difficulties in production yields can often occur when we begin new product production, when we transition to new processes or when our wafer supplier, TSMC, moves production of a product from one manufacturing plant to another or manufactures the same product at multiple factories. As a result of manufacturing defects, TSMC has also occasionally scrapped wafers, resulting in longer manufacturing lead times. Further, production throughput times vary considerably among the various factories used by our wafer supplier, and we may occasionally experience production delays. These difficulties and delays can potentially cause significantly higher costs and lower product availability.

We depend on independent subcontractors to assemble, test and ship our semiconductor products. The failure of these subcontractors to satisfy our demand could materially disrupt our business.

Because we rely on independent subcontractors to assemble, test and ship our semiconductor products and to provide package piece parts, we cannot directly control our product delivery schedules or quality levels. We depend on sufficient subcontractor assembly and test capacities, both in raw materials and services, to meet the demand for our products. Our future success also depends on the financial viability of our independent subcontractors. If market demand for subcontractor material and services exceeds available supply or if the subcontractors’ capital structures weaken, we may experience product shortages, quality assurance problems and/or increased manufacturing costs.

Conditions outside the control of our independent subcontractors and distributors may impact their business operations and thereby adversely interrupt our manufacturing and sales processes.

The economic, market, social and political situations in countries where certain independent subcontractors and distributors are located are unpredictable and could have a significant impact on our business if we were unable to obtain or distribute product in a timely manner. Market and political conditions (including currency fluctuation, terrorism, political strife, war and labor disruption), natural or man-made disasters, adverse changes in tax laws, tariffs, import or export quotas, power and water shortages or interruption in air transportation in areas where our independent subcontractors and distributors are located also could have a severe negative impact on our operating capabilities.

Our failure to define, develop and manufacture technologically advanced products would adversely affect the success and growth of our company.

We operate in a dynamic market characterized by rapid technological change. Our products are manufactured using a highly complex and precise process, requiring production in a tightly controlled environment. Our current product development efforts focus on developing new PLDs, related development software and hardware and advanced semiconductor wafer fabrication processes. Our development efforts may impact the timely introduction of competitive new products or product enhancements. Additionally, we may not be successful in developing new products or using and converting established products to new and more advanced process technologies. For example, our current generation product families, including the Stratix® V (including E, GX, GS and GT) family, are manufactured on a 28-nanometer process technology, but our next-generation product families will be manufactured on smaller circuit geometries that we have not used before. The use of advanced process technology has technological risks and start-up difficulties that can adversely affect research and development spending, yields, product costs and product delivery timeliness.

We rely on information technology systems—failure of these systems to function properly, or unauthorized access to our systems, could result in significant business disruption.

We rely on information technology (“IT”) systems to manage our business. We evaluate our business processes and our IT systems on an ongoing basis and make periodic enhancements to our business processes and the functionality of our IT systems. In connection with these enhancements, we modify our processes and controls to ensure continued reliability and integrity of our business processes and related IT systems. Any delay in the implementation of, or disruption in the transition to, new or enhanced processes, systems or controls could adversely affect our ability to generate accurate financial and management information in a timely manner. These systems are also susceptible to power and telecommunication disruptions and other system failures. Failure of our IT systems or difficulties in managing them could result in business disruption.

We also may face the risk of unauthorized access to our IT systems through a security breach or attack. We strive to identify and investigate any such security incidents and prevent their recurrence. However, in certain cases, there may be undetected incidents or the impact of identified incidents may not be fully understood. Our business could be significantly disrupted and we could be subject to third party claims in the event of a significant security breach.

Any prolonged disruption to our global communications infrastructure could impair our ability to plan production activity and respond to customer demand.

Demand for our products is highly volatile, especially at the detailed ordering code level. To achieve short delivery lead times and superior levels of customer service while maintaining low levels of inventory, we constantly adjust our manufacturing subcontractors’ production schedules. We develop and adjust these schedules based on end-customer demand as communicated by our distributors and based on our inventory levels, manufacturing cycle times, component lead times, and projected production yields. We combine and distribute all of this information electronically over a complex global communications network. Our ability to estimate demand and to adjust our production schedules is highly dependent on this network; we have no manual back-up. A prolonged disruption or service failure in a portion of this network would impair our ability to plan production activity and respond to demand.

Product quality problems could lead to reduced revenue, gross margins and net income.

We produce highly complex hardware and software products that incorporate leading-edge technology. Our pre-shipment testing programs may not detect all defects. Because our product warranties against materials and workmanship defects and non-conformance to our specifications are for varying lengths of time, we have occasionally been required to replace components or refund the purchase price paid due to product defects. If the costs for customer or warranty claims increase significantly compared with our historical experience, our revenue, gross margins and net income may be adversely affected. For example, if we cannot fix a product defect in a timely manner, we may incur product reengineering expenses, increased inventory costs or damage to our reputation, any of which could materially affect our revenue, gross margins and net income.

We may be subject to product liability claims.

Our devices are used in automotive, military, aerospace, avionics, medical equipment and other systems where system failure could cause damage to property or people. We may be subject to product liability claims if our devices cause system failures. Based on our historical experience, we believe that the risk of exposure to product liability claims is currently low, but the risk could be higher if either the sales volume in these applications or the frequency of system failures caused by our devices increases.

Our business is subject to the risks of earthquakes and other catastrophic events.

Our corporate headquarters in San Jose, California is located near major earthquake faults. Some of our international facilities and those of our key suppliers, including TSMC, which produces our silicon wafers, are also located near major earthquake faults. Any catastrophic event, such as an earthquake or other natural disaster, could make it difficult for Altera and our independent subcontractors to meet product design deadlines, maintain our records, pay our suppliers, or manufacture or ship our products. Any catastrophic event could also affect our customers or potential customers which could reduce or delay orders and ultimately decrease our revenue.

As we carry only limited insurance coverage, any incurred liability resulting from uncovered claims could adversely affect our financial condition and operating results.

Our insurance policies may not be adequate to fully offset losses from covered incidents, and we do not have coverage for certain losses. We believe our existing insurance coverage is consistent with common practice and economic and availability considerations. If our insurance coverage is inadequate to protect us against unforeseen catastrophic losses, any uncovered losses could adversely affect our financial condition and operating results.

Legislative action could materially and adversely affect our effective tax rate.

Legislative action may be taken by the U.S. Congress which, if ultimately enacted, would adversely affect our effective tax rate and/or require us to take further action, at potentially significant expense, to seek to preserve our effective tax rate. The current administration and Congress have announced proposals for new U.S. tax legislation that, if adopted, could substantially modify the rules governing the U.S. taxation of certain non-U.S. affiliates. The potential changes include, but are not limited to, curbing the deferral of U.S. taxation of certain foreign earnings and limiting the ability to use foreign tax credits.

We cannot predict the outcome of any specific legislative proposals. However, any of these changes could have a material adverse effect on our profitability. We cannot give any assurance as to what our effective tax rate will be because of, among other things, uncertainty regarding the tax policies of the jurisdictions where we operate, including jurisdictions outside the U.S. As a result, our actual effective tax rate may vary from our expectations and that variance may be material.

The failure of our intellectual property rights to provide meaningful protection from our competitors could harm our competitive position.

We rely on patent, trademark, trade secret, copyright and mask work laws to protect our intellectual property, proprietary information and technology rights. As of December 31, 2011, we owned more than 2,460 U.S. patents and 335 foreign patents, and had more than 1,160 patent applications pending worldwide. Our patents and patent applications may not protect us from our competition, which may be able to circumvent our patents or develop new patentable technologies that displace our products. In addition, other parties, including our former employees or consultants, may try to disclose, obtain or use our proprietary information or technologies without our authorization despite our best efforts at prevention. If other companies obtain this information or develop similar information or technologies, they may develop products that compete against ours.

Moreover, the laws of certain countries where we sell, manufacture or distribute products may not protect our products and intellectual property rights to the same extent as U.S. laws. Policing the unauthorized use of our products is difficult and costly and could divert the efforts of our technical and management personnel. Even if we spend significant resources and efforts to protect our intellectual property, we may be unable to prevent misappropriation of our technology. If others use our proprietary rights, it could materially harm our business and require expensive litigation to enforce our intellectual property rights.

Intellectual property infringement claims could adversely affect our ability to manufacture and market our products.

We occasionally receive inquiries about possible patent infringements that may require us to obtain licenses relating to our current or future products. We may be unable to obtain licenses on reasonable terms, or the license agreements may have set durations or may not provide complete protection against infringement claims involving all of our current or future products. If we are sued for patent infringement, the costs and outcome of litigation will be unpredictable and may have a negative impact on our financial results. Intellectual property claims, regardless of their merit, can result in costly litigation and divert the efforts of our technical and management personnel. Legal proceedings are also unpredictable and may be affected by events outside of our control. If our defense against intellectual property infringement claims is unsuccessful, we may be required to pay significant monetary damages or be subject to an injunction against the manufacture and sale of one or more of our product families. Alternatively, we could be required to spend significant resources to develop non-infringing technology, the success of which may be uncertain. Intellectual property litigation may have an adverse effect on our financial condition, results of operations and cash flows.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the notes will be approximately $         after deducting the underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds of this offering together with cash on hand to repay all amounts owed under our Credit Agreement, dated August 31, 2007, and to terminate that agreement. As of March 30, 2012, we had $500.0 million in outstanding borrowings under the agreement and the interest rate on such borrowings was LIBOR plus 0.35%. The agreement has a maturity date of August 31, 2012.

CAPITALIZATION

The following table presents our unaudited cash, cash equivalents and short-term investments, short-term debt and capitalization as of March 30, 2012:

•	on an actual basis; and

•

as adjusted to give effect to the sale of the notes offered hereby after deducting the underwriting discounts and estimated offering expenses and the prepayment of our credit facility as described under “Use of Proceeds.”

You should read this table in conjunction with the information contained in our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended March 30, 2012, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of March 30, 2012
	Actual	As Adjusted
	(Unaudited)
	(In thousands)
Cash, cash equivalents and short-term investments	$3,439,184	$

Short-term debt:
Credit Agreement	$500	$

Long-term debt:
% Senior Notes due offered hereby	—

Total debt
Total stockholders’ equity	3,116,879

Total capitalization	$3,116,879	$

DESCRIPTION OF NOTES

The following description is only a summary of the material terms of the notes offered hereby and does not purport to be complete. The notes will be issued under and governed by an indenture, dated as of May     , 2012, as supplemented by a supplemental indenture to be dated as of May     , 2012 (as so supplemented, the “indenture”), between us and U.S. Bank National Association, as trustee (the “trustee”). The following description of certain material terms of the notes offered hereby does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the indenture, including definitions therein of certain terms.

As used in the following description, the terms “Altera,” “we,” “our” and “us” refer to Altera Corporation, a Delaware corporation, and not any of its subsidiaries, unless the context requires otherwise.

We urge you to read the indenture (including definitions of terms used therein) because it, and not this description, defines your rights as a beneficial holder of the notes. A form of the indenture has been filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. You may also request copies of the indenture from us at our address set forth under “Where You Can Find More Information” in the accompanying prospectus.

General

The notes will be our senior unsecured obligations issued under the indenture. The trustee will also act as registrar, paying agent and authenticating agent and perform administrative duties for us, such as sending out interest payments and notices under the indenture.

The notes will initially be limited to $         aggregate principal amount and will mature on                     . The notes will be issued only in fully registered form without coupons, in minimum denominations of $2,000 with integral multiples of $1,000 thereof. The notes are senior unsecured obligations of Altera and will rank equal in right of payment with all of our other existing and future senior unsecured indebtedness. The notes will rank senior in right of payment to all of our existing and future indebtedness that by its terms is expressly subordinated or junior in right of payment to the notes, and effectively subordinated in right of payment to our existing and future secured obligations to the extent of the assets securing such obligations. As of March 30, 2012, we and our subsidiaries had total consolidated indebtedness of $500.0 million, and we had no subordinated or secured indebtedness outstanding. The notes will not be guaranteed by any of our subsidiaries and thus will rank effectively subordinated in right of payment to all existing or future indebtedness or other liabilities, including trade payables, of our subsidiaries. As of March 30, 2012, our subsidiaries had no indebtedness outstanding (excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet in accordance with GAAP). However, as discussed below, the indenture for the notes does not restrict us or our subsidiaries from incurring any additional indebtedness. The notes are not subject to, and do not have the benefit of, any sinking fund.

The notes will bear interest at a fixed rate per year of     %, starting on                     , 2012 and ending on the maturity date of the notes. Interest on the notes will be payable semiannually in arrears on                      and                      of each year, starting on                     , 2012. All payments of interest on the notes will be made to the persons in whose names the notes are registered on the                      or                      next preceding the applicable interest payment date.

Interest on the notes will be calculated on the basis of a 360-day year comprised of twelve 30-day months. All dollar amounts resulting from this calculation will be rounded to the nearest cent.

The notes will initially be evidenced by one or more global notes deposited with a custodian for, and registered in the name of Cede & Co, as nominee of DTC. Except as described herein, beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants. We do not intend to list the notes on any national securities exchange or include the notes in any automated quotation systems.

Payments of principal of and interest on the notes issued in book-entry form will be made as described below under “—Book-Entry Delivery and Form—Depositary Procedures.” Payments of principal of and interest on the notes issued in definitive form, if any, will be made as described below under “—Book-Entry Delivery and Form—Payment and Paying Agents.”

Interest payable on any interest payment date or the maturity date shall be the amount of interest accrued from, and including, the next preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the issue date, if no interest has been paid or duly provided for with respect to the notes) to, but excluding, such interest payment date or maturity date, as the case may be. If an interest payment date or the maturity date falls on a day that is not a Business Day (as defined below), the related payment of principal or interest will be made on the next succeeding Business Day as if made on the date the payment was due. No interest will accrue on such payment for the period from and after such interest payment date or the maturity date, as the case may be, to the date of such payment on the next succeeding Business Day.

We may, without notice to or consent of the holders or beneficial owners of the notes, issue additional notes having the same ranking, interest rate, maturity and/or other terms as the notes offered hereby. Any such additional notes issued could be considered part of the same series of notes under the indenture as the notes offered hereby, provided that if the additional notes are not fungible with the notes for United States federal income tax purposes, the additional notes will have a separate CUSIP number.

The indenture does not contain any provisions that would limit our ability to incur additional unsecured indebtedness or require the maintenance of financial ratios or specified levels of net worth or liquidity.

Optional Redemption

General

The notes may be redeemed or purchased in whole or in part at our option at any time or from time to time prior to maturity at a redemption price equal to the greater of: (1) 100% of the aggregate principal amount of the notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments of the notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus              basis points, plus accrued and unpaid interest thereon to, but excluding, the redemption date, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

“Business Day” means, unless otherwise provided for a particular series of notes, any day except a Saturday, Sunday or a legal holiday in The City of New York on which banking institutions are authorized or required by law, regulation or executive order to close.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, (2) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all of such quotations or (3) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means (a) each of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC (or their respective affiliates that are primary U.S. Government securities dealers) and their respective successors; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer, we will substitute another primary U.S. Government securities dealer, and (b) one other nationally recognized investment banking firm selected by us that is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and ask prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date for such redemption; provided, however, that if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, for any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis), computed as of the third Business Day immediately preceding that redemption date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Business Day.

Except as described above, the notes will not be redeemable by us prior to maturity.

Selection and Notice of Redemption

The notice of redemption will state the amount of notes to be redeemed and the redemption date. At our request, the trustee shall give the notice of redemption in our name. In the event that we choose to redeem less than all of the notes, selection of the notes for redemption will be made by the trustee by such method as the trustee shall deem fair and appropriate.

No notes of a principal amount of $2,000 or less shall be redeemed in part. Notice of redemption will be sent by first-class mail at least 30 but not more than 60 days before the redemption date to each registered holder of notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption. Additionally, at any time, we may repurchase notes in the open market and may hold such notes or surrender such notes to the trustee for cancellation.

Purchase of Notes upon a Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, unless we have exercised our option to redeem the notes as described above under “—Optional Redemption,” each holder of notes will have the right to require that we purchase all or a portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred or, at our option, prior to any Change of Control but after public announcement of the transaction that constitutes or may constitute the Change of Control, we must send a notice to each holder of notes, with a copy to the trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date of such notice or, if the notice is delivered prior to the Change of Control, no earlier than 30 days and no later than 60 days from the date on which the Change of Control Triggering Event occurs, other than as may be required by law (the “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. Holders of definitive notes electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, or holders of global notes must transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

Our ability to pay cash to the holders of notes following the occurrence of a Change of Control Triggering Event may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required purchases. In addition, even if we have sufficient funds, we may be prohibited from repurchasing the notes under the terms of our future debt instruments, although such failure to repurchase the notes would constitute an event of default under the indenture.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner and at the times required and otherwise in compliance with the requirements for such an offer made by us, and such third party purchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

We will comply with any applicable requirements of Rule 14e-1 under the Exchange Act, and any other applicable requirements of securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any such securities laws or regulations are applicable and conflict with the “Change of Control Triggering Event” provisions of the indenture, we will comply with those securities laws and regulations and shall not be deemed to have breached our obligations under the “Change of Control Triggering Event” provisions of the indenture by virtue of any such conflict.

“Capital Stock” means:

(1)	in the case of a corporation, any and all shares, interests, participations, rights or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such person;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated and whether or not voting) of such person; and

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited).

“Change of Control” means the occurrence of any one or more of the following events:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to us or one or more of our direct or indirect subsidiaries;

(2)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” of related persons (as such terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the total voting power of our Voting Stock; provided, however, that a person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act;

(3)	we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of any surviving person immediately after giving effect to such transaction;

(4)	the first day on which the majority of the members of our board of directors cease to be Continuing Directors; or

(5)	the adoption by our board of directors or our stockholders of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii) (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of a majority of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Director” means, as of any date of determination, any member of our board of directors who:

(1)	was a member of our board of directors on the date of the indenture; or

(2)	was nominated for election, elected or appointed to our board of directors with the approval of a majority of the Continuing Directors who were members of our board of directors at the time of such nomination, election or appointment (either by specific vote or by approval by our board of directors in our proxy statement in which such member was named as a nominee for election as a director without objection by our board of directors to such nomination).

Under a Delaware Chancery Court interpretation of the foregoing definition of “Continuing Director”, a board of directors may approve, for purposes of such definition, a slate of stockholder-nominated directors without endorsing them, or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit our board to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control Triggering Event” that would trigger your right to require us to repurchase your notes as described above.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), or, if applicable, the equivalent investment grade credit rating from any Substitute Ratings Agency.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s and S&P, and if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a Substitute Rating Agency in lieu thereof.

“Rating Event” means the notes cease to be rated Investment Grade by both Rating Agencies on any day during the period (the “Trigger Period”) commencing on the earlier of (a) the first public notice of the occurrence of a Change of Control or (b) the public announcement by us of our intention to effect a Change of Control, and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible rating downgrade by either of the Rating Agencies on such 60th day, such extension to last with respect to each such Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates the notes below Investment Grade or (y) publicly announces that it is no longer considering the notes for possible downgrade, provided that no such extension will occur if on such 60th day the notes are rated Investment Grade by at least one of such Rating Agencies in question and are not subject to review for possible downgrade by such Rating Agency). If either Rating Agency is not providing a rating of the notes on any day during the Trigger Period for any reason, the rating of such Rating Agency shall be deemed to have ceased to be rated Investment Grade during the Trigger Period.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our board of directors or a committee thereof) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Voting Stock” of any specified person as of any date means the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person or group may be uncertain.

Certain Covenants

The indenture will contain the following covenants:

Limitation on Liens

We will not (nor will we permit any Restricted Subsidiary to) issue, incur, create, assume or guarantee any Secured Debt without securing the notes equally and ratably with or prior to that Secured Debt unless the total amount of all Secured Debt and Attributable Debt (other than Permitted Reinvested Attributable Debt) with which the notes are not at least equally and ratably secured would not exceed the greater of $400.0 million or 15% of our Consolidated Net Tangible Assets.

Limitation on Sale and Lease-Back Transactions

Subject to the following paragraph of this section, we will not (nor will we permit any Restricted Subsidiary to) enter into any lease with a term longer than three years covering any of our or any Restricted Subsidiary’s Principal Property that is sold to any other person in connection with that lease unless an amount equal to the net proceeds from the sale is applied within 270 days of such sale to the retirement of our or any Restricted Subsidiary’s debt that is at least pari passu with the notes (including, for avoidance of doubt, the notes) or the purchase or development of Principal Property.

However, we or our Restricted Subsidiaries may enter into a sale and lease-back transaction with respect to Principal Property without being required to apply the net proceeds as required by the foregoing paragraph if the sum of the following amounts would not exceed the greater of $400.0 million or 15% of our Consolidated Net Tangible Assets:

a)	the Attributable Debt (other than Permitted Reinvested Attributable Debt) with respect to all such sale and lease-back transactions; and

b)	the total amount of Secured Debt.

Certain Definitions

As used in this section, the following terms have the meanings set forth below.

“Attributable Debt” with regard to a sale and lease-back transaction of Principal Property means the lesser of:

(1)	the fair market value of such Principal Property as determined in good faith by our board of directors; or

(2)	discounted present value (discounted at a rate per annum equal to the average interest borne by all outstanding debt securities issued under the indenture (which may include debt securities in addition to the notes) determined on a weighted average basis and compounded semi-annually) of all net rentals under the lease.

“Consolidated Net Tangible Assets” means, at any date on which we effect a transaction requiring such Consolidated Net Tangible Assets to be measured hereunder, the total assets (less applicable reserves) appearing on our most recent consolidated balance sheet, prepared in accordance with GAAP, after deducting:

(1)	total current liabilities, excluding notes and loans payable, current maturities of long-term indebtedness, and current maturities of capital leases; and

(2)	intangible assets, to the extent included in total assets.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, including without limitation, those set forth in the Accounting Standards Codification of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.

“Indebtedness” of any specified person means, without duplication, any indebtedness in respect of borrowed money or that is evidenced by bonds, notes, debentures or similar instruments.

“Lien” means a mortgage, security interest, pledge, lien, charge or other encumbrance of any kind (including any conditional sale or other title retention agreement and any agreement to give any security interest).

“Permitted Reinvested Attributable Debt” means any Attributable Debt arising from a sale and lease-back transaction with respect to which the net proceeds from the sale are applied in accordance with the first paragraph under “—Sale and Lease-Back Transactions.”

“Principal Property” means the land, improvements, buildings, fixtures and equipment (including any leasehold interest therein) owned by us or a Restricted Subsidiary located in the United States that constitutes our principal corporate office, any manufacturing plant or any manufacturing facility and that has a gross book value (including related land, machinery and equipment without deduction of any depreciation reserves) of not less than 1% of our Consolidated Net Tangible Assets as of the determination date. Principal Property does not include any Property that our board of directors has determined in good faith not to be of material importance to the business conducted by us and our subsidiaries, taken as a whole.

“Property” means any property or asset, whether real, personal or mixed, or tangible or intangible, including shares of capital stock.

“Restricted Subsidiary” means any subsidiary that owns any Principal Property other than:

(1)	any subsidiary primarily engaged in financing receivables or in the finance business; or

(2)	any of our less than 80%-owned subsidiaries if the common stock of such subsidiary is traded on any national securities exchange or quoted on the Nasdaq Global Market or on the over-the-counter markets.

“Secured Debt” means any of our Indebtedness or any Indebtedness of a Restricted Subsidiary, in each case secured by a Lien on either any Principal Property or on the stock of a Restricted Subsidiary. Secured Debt does not include Indebtedness secured by:

(1)	Liens on Property existing at the time of acquisition of the Property by us or any Restricted Subsidiary, whether or not assumed;

(2)	Liens on Property of a person existing at the time such person becomes a Restricted Subsidiary provided that such Liens were not incurred in anticipation of such person becoming a Restricted Subsidiary and do not extend to any other Property of us or any other Restricted Subsidiary (other than direct or indirect subsidiaries of the Restricted Subsidiary so acquired);

(3)	Liens to secure payment of all or any part of the purchase price of any Property, or to secure any Indebtedness to finance such purchase price that is incurred within 15 months after the acquisition thereof, or in the case of real property, the completion of construction, improvement or commencement of substantial commercial operation of the real property;

(4)	Liens to secure Indebtedness owing to us or to a Restricted Subsidiary;

(5)	Liens existing at the date of the indenture;

(6)	Liens on Property of an entity existing at the time such entity is merged or consolidated with us or a Restricted Subsidiary provided that such Liens were not incurred in anticipation of such merger or consolidation and do not extend to any Property of us or any other Restricted Subsidiary other than that of the person merged into or consolidated with us or a Restricted Subsidiary and its direct or indirect subsidiaries;

(7)	Liens on Property of an entity at the time of a sale or lease of the Property of such entity as an entirety or substantially as an entirety to us or a Restricted Subsidiary provided that such Liens were not incurred in anticipation of such sale or lease and do not extend to any other Property (other than any additions, accessions, parts, improvements and attachments thereto, and the products and proceeds of the Property so acquired);

(8)	Liens incurred to finance the acquisition or construction of Property secured by liens in favor of the United States or a political subdivision of the United States;

(9)	Liens for taxes, assessments or other governmental charges not yet due or payable without penalty that are being contested by us or a Restricted Subsidiary, and for which we maintain adequate reserves in accordance with GAAP;

(10)	Liens incurred in connection with an asset acquisition or a project financed with a non-recourse obligation;

(11)	Liens in favor of materialmen, mechanics, workmen or repairmen, landlord’s Liens for rent or other similar Liens arising, in each case, in the ordinary course of business in respect of obligations which are not overdue or which are being contested by us or any Restricted Subsidiary in good faith and by appropriate proceedings;

(12)	Liens consisting of zoning restrictions, licenses, easements and restrictions on the use of real property and minor irregularities that do not materially impair the use of the real property;

(13)	Liens arising by reason of deposits with, or giving any form of security to, any governmental agency or any body created or approved by law or government regulation; or

(14)	Liens constituting any extension, renewal or replacement of any Liens listed above to the extent the principal amount of the indebtedness secured by such Lien is not increased (except to the extent of any premiums, fees or other costs associated with any such extension, renewal or replacement) and the Property encumbered by any such Lien is the same as or substantially similar in nature to the Property encumbered by the Lien being extended, renewed or replaced.

Events of Default

Each of the following is an “event of default” with respect to the notes:

(1)	default in the payment of any interest on the notes when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of such payment is deposited by us with the trustee or with a paying agent prior to the expiration of such 30-day period);

(2)	default in the payment of principal of, or any premium on, the notes when due and payable;

(3)	failure to make a Change of Control Payment when due and payable in accordance with the terms of the indenture;

(4)	default in the performance or breach of any other covenant by us in the indenture (other than a covenant that has been included in the indenture solely for the benefit of a series of debt securities other than the notes), which default continues uncured for a period of 90 days after we receive, by registered or certified mail, written notice from the trustee or we and the trustee receive, by registered or certified mail, written notice from the holders of not less than 25% in principal amount of the outstanding notes as provided in the indenture;

(5)	certain events of bankruptcy, insolvency or reorganization of Altera; and

(6)	the occurrence with respect to any Indebtedness of Altera individually or in the aggregate in excess of $100.0 million of (i) an event of default that results in such Indebtedness becoming due and payable prior to its scheduled maturity (after giving effect to any applicable grace period) or (ii) the failure to make any payment when due (including any applicable grace period) which results in the acceleration of the maturity of such Indebtedness, in each case, without such acceleration having been rescinded, annulled or otherwise cured and after we receive written notice from holders holding at least 25% of the outstanding principal amount of the notes.

No event of default with respect to the notes (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under any bank credit agreements that may be in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness that may be outstanding from time to time.

If an event of default with respect to the notes occurs and is continuing (other than an event of default regarding certain events of bankruptcy, insolvency or reorganization of Altera), then the trustee or the holders of not less than 25% in principal amount of the outstanding notes may declare the principal amount of and accrued and unpaid interest, if any, on all notes to be due and payable immediately, by a notice in writing to us (and to the trustee if given by the holders), and upon such declaration such principal amount and accrued and unpaid interest, if any, shall become immediately due and payable. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal of and accrued and unpaid interest, if any, on all outstanding notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding notes. At any time after such a declaration of acceleration with respect to the notes has been made and before a judgment or decree for payment of the money due has been obtained by the trustee as provided in the indenture, the holders of a majority in principal amount of the outstanding notes, by written notice to us and the trustee, may rescind and annul such a declaration and its consequences if all events of default with respect to the notes, other than the non-payment of accelerated principal and interest, if any, with respect to the notes, have been cured or waived as provided in the indenture.

The indenture provides that the trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders of notes, unless such holders have offered the trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes.

No holder of any note will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given written notice to the trustee of a continuing event of default with respect to the notes; and

•

the holders of at least 25% in principal amount of the outstanding notes shall have made written request to the trustee, and offered indemnity or security satisfactory to the trustee, to institute proceedings in respect of such event of default in its own name as trustee under the indenture, and the trustee has not received from the holders of a majority in principal amount of the outstanding notes a direction inconsistent with such written request and has failed to institute such proceeding within 60 days after receipt of such notice, request and offer of indemnity or security.

Notwithstanding the foregoing, the holder of any note shall have an absolute and unconditional right to receive payment of the principal of and interest, if any, on, such note on or after the due dates expressed in such note and to institute suit for the enforcement of payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of the notes of any default or event of default (except in payment on any notes) with respect to the notes if it in good faith determines that withholding notice is in the interest of the holders of those notes.

Book-Entry Delivery and Form

The notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds.

The global notes will be deposited upon issuance with the trustee as custodian for DTC, and registered in the name of DTC or its nominee in each case for credit to an account of a direct or indirect participant in DTC as described below. Global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in the global notes may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC). Beneficial interests in the global notes may not be exchanged for notes in certificated form (“certificated notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.”

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Exchange of Global Notes for Certificated Notes

The global notes are exchangeable for certificated notes in definitive, fully registered form without interest coupons only in the following limited circumstances:

•

DTC (1) notifies us that it is unwilling or unable to act as a depositary for such global note or (2) ceases to be a clearing agency registered under the Exchange Act, and, in either case, we fail to appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days; or

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of the certificated notes.

In all cases, certificated notes delivered in exchange for any global notes or beneficial interests therein will be registered in such names as DTC shall direct in writing in an aggregate principal amount equal to the principal amount of the global notes with like tenor and terms.

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We do not take any responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

•	upon deposit of the global notes, DTC will credit the accounts of the Participants designated by the underwriters with portions of the principal amount of the global notes; and

•

ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the global notes).

Investors in the global notes who are Participants may hold their interests therein directly through DTC. Investors in the global notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Participants in such system. Euroclear and Clearstream will hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC.

Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described above, owners of beneficial interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest, additional interest and premium, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder of the notes under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we nor the trustee nor any of our respective agents has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the global notes for certificated notes, and to distribute such notes to the Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee nor any of our respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Payment and Paying Agents

Payments on the global notes will be made in U.S. dollars by wire transfer. If we issue definitive notes, the holders of definitive notes will be able to receive payments of principal of and interest on their notes at the office of our paying agent. Payment of principal of a definitive note may be made only against surrender of the note to our paying agent. We have the option, however, of making payments of interest by wire transfer or by mailing checks to the address of the holder appearing in the register of note holders maintained by the registrar.

We will make any required interest payments to the person in whose name a note is registered at the close of business on the record date for the interest payment.

The trustee will be designated as our paying agent for payments on the notes. We may from time to time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Notices

Any notices required to be given to the holders of the notes will be given to DTC, as the registered holder of the global notes. In the event that the global notes are exchanged for notes in definitive form, notices to holders of the notes will be sent by first-class mail to the addresses that appear on the register of noteholders maintained by the registrar.

The Trustee

The trustee’s current address is 633 West Fifth Street, 24th Floor, Los Angeles, California 90071.

The indenture provides that, except during the continuance of an event of default, the trustee will perform only those duties that are specifically set forth in the indenture and no others. If an event of default has occurred and is continuing, the trustee shall exercise the rights and powers vested in it by the indenture and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

The indenture and provisions of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), incorporated by reference in the indenture contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to liquidate certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates. If the trustee acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate that conflict or resign.

Governing Law

The indenture and the notes, including any claim or controversy arising out of or relating to the indenture or the notes, shall be governed by the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section is a discussion of the material U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing U.S. federal tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes. The summary generally applies only to beneficial owners of the notes that purchase their notes in this offering for an amount equal to the issue price of the notes, which is the first price at which a substantial amount of the notes is sold for money to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and that hold the notes as “capital assets” (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”), or a U.S. Holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, or other financial institutions, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, certain former citizens or residents of the United States, persons holding notes as part of a hedging, conversion or integrated transaction or a straddle, or persons deemed to sell notes under the constructive sale provisions of the Code). Finally, the summary does not describe the effects of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws.

INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL TAX LAWS OTHER THAN INCOME TAX LAWS, FOREIGN, STATE AND LOCAL LAWS, AND TAX TREATIES.

As used herein, the term “U.S. Holder” means a beneficial owner of the notes that, for U.S. federal income tax purposes, is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if it (a) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner of the notes (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income and estate tax consequences of purchasing, owning and disposing of the notes.

U.S. Holders

Taxation of Interest

A U.S. Holder will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with the U.S. Holder’s regular method of tax accounting. In general, if the principal amount of the notes exceeds the issue price of the notes by more than a de minimis amount, the notes will have “original issue discount” equal to such excess, and a U.S. Holder will be required to include the original issuance discount in gross income over the term of the notes, irrespective of the holder’s regular method of tax accounting. We expect and the following discussion assumes that the notes will not be issued with original issue discount for U.S. federal income tax purposes.

In certain circumstances, we may make payments to holders of the notes in addition to principal and stated interest. The original issue discount rules allow contingent payments to be disregarded in computing a holder’s interest income if the contingency is “remote” or, in certain circumstances, if it is “significantly more likely than not” that the contingency will not occur. We believe that there is only a remote possibility that we will be required to repurchase all or any part of the notes for 101% of their stated principal amount plus accrued and unpaid interest as a result of a Change of Control Triggering Event as described under “Description of Notes—Purchase of Notes upon a Change of Control Triggering Event.” We do not intend to treat the notes as subject to the special rules governing certain contingent payment debt instruments (which, if applicable, would affect the timing, amount and character of income with respect to a note). Our determination in this regard, while not binding on the IRS, is binding on U.S. Holders unless they disclose their contrary position. If, contrary to expectations, we redeem the notes for an amount in excess of their stated principal amount plus accrued and unpaid interest, U.S. Holders would be required to recognize additional gain on the sale or exchange of such notes. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Sale, Exchange, Redemption or Other Disposition of Notes

A U.S. Holder generally will recognize capital gain or loss if the holder disposes of a note in a sale, exchange, redemption or other taxable disposition. The U.S. Holder’s gain or loss generally will equal the difference between the proceeds received by the holder (other than amounts attributable to accrued but unpaid interest) and the holder’s tax basis in the note. The U.S. Holder’s tax basis in the note generally will equal the amount the holder paid for the note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. Holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. Holder has not previously included the accrued interest in income. The gain or loss recognized by a U.S. Holder on a disposition of the note will be long-term capital gain or loss if the holder has held the note for more than one year, or short-term capital gain or loss if the holder held the note for one year or less, at the time of the disposition. Long-term capital gains of non-corporate taxpayers are currently taxed at a maximum 15% federal rate (effective for tax years through 2012, after which the maximum rate is scheduled to increase). Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitation.

Recent Legislation

For taxable years beginning after December 31, 2012, recently enacted legislation requires certain U.S. holders who are individuals, estates or trusts to pay a 3.8% tax on, among other things, interest on and capital gains from the sale or other disposition of notes. U.S. holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the notes.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined above).

Taxation of Interest

Subject to the discussion below under “—Income or Gains Effectively Connected with a U.S. Trade or Business,” payments of interest to Non-U.S. Holders are generally subject to U.S. federal income tax at a rate of

30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence), collected by means of withholding by the payor. Payments of interest on the notes to most Non-U.S. Holders, however, will qualify as “portfolio interest,” and thus will be exempt from U.S. federal income tax, including withholding of such tax, if the Non-U.S. Holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a Non-U.S. Holder that:

•	owns, actually or constructively, shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote; or

•	is a “controlled foreign corporation” that is related, directly or indirectly, to us through sufficient actual or constructive stock ownership.

In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation’s voting stock.

The portfolio interest exception, entitlement to treaty benefits and exemption from backup withholding described below apply only if the holder certifies its nonresident status. A Non-U.S. Holder can meet this certification requirement by providing a properly-executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent prior to the payment. If the holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes), the certification requirements generally apply to the partners rather than the partnership, and the partnership must provide the partners’ documentation to us or our paying agent. In addition, a Non-U.S. Holder that is seeking a reduction in withholding pursuant to the terms of an applicable income tax treaty will need to certify on IRS Form W-8BEN that it is eligible for the benefits of such treaty.

Sale, Exchange, Redemption or Other Disposition of Notes

Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption or other disposition of notes (other than with respect to payments attributable to accrued interest, which will be taxed as described above under “—Taxation of Interest”). However, the gain would be subject to U.S. federal income tax if:

•

the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business (and, generally, if required by an applicable income tax treaty, the gain is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), in which case it would be subject to tax as described below under “—Income or Gains Effectively Connected with a U.S. Trade or Business;” or

•

the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied, in which case, except as otherwise provided by an applicable income tax treaty, the gain would be subject to a flat 30% tax, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

Income or Gains Effectively Connected with a U.S. Trade or Business

The preceding discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership or disposition of notes by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes or gain from the sale, exchange, redemption or other disposition of the notes is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain will generally be subject to U.S. federal income tax on a net income basis at regular graduated rates in the same manner as the income or gain of a U.S. Holder. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the U.S. and the holder’s country of residence, any “effectively connected” income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest that are effectively connected with a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30% withholding tax provided that the holder claims exemption from withholding. To claim exemption from withholding in the case of U.S. trade or business income, the holder must certify its qualification, which can be done by filing a properly completed and executed Form W-8ECI, or any successor from as the IRS designates, as applicable, prior to the payment. If the Non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business would also generally be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable tax treaty might provide for a lower rate.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide a correct taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on tax returns. The backup withholding tax rate is currently 28 percent.

Payments of interest to U.S. Holders of notes and payments made to U.S. Holders by a broker upon a sale of the notes generally will be subject to information reporting unless the holder is an exempt payee, such as a corporation, and will be subject to backup withholding unless the holder (1) is an exempt payee, or (2) provides the payor with a correct taxpayer identification number and complies with applicable certification requirements. If the sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

We must report annually to the IRS the interest paid to each Non-U.S. Holder and the tax withheld, if any, with respect to such interest, including any tax withheld pursuant to the rules described above under “—Non-U.S. Holders—Taxation of Interest.” Copies of these reports may be made available to tax authorities in the country where the Non-U.S. Holder resides. Payments to Non-U.S. Holders of interest on the notes may be subject to backup withholding unless the Non-U.S. Holder certifies its non-U.S. status on a properly executed IRS Form W-8BEN or appropriate substitute form. Payments made to Non-U.S. Holders by a broker upon a sale of the notes will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its non-U.S. status or otherwise establishes an exemption.

Any amounts withheld from a payment to a U.S. Holder or Non-U.S. Holder of notes under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local, and foreign tax consequences of purchasing, holding, and disposing of our notes, including the consequences of any proposed change in applicable laws.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions contained in an underwriting agreement, dated as of the date of this prospectus supplement, between us and the underwriters named below, for whom J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal Amount of Notes
J.P. Morgan Securities LLC	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC
Total	$

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the notes to certain dealers at prices that represent a concession not in excess of     % of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of     % of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering prices and other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

Paid by Us
Per Note		%
Total	$

Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $600,000.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

New Issue of Notes

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

Price Stabilization and Short Positions

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

Sales Outside the United States

The notes may be offered and sold in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of notes described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the notes that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if that relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe to the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Other Relationships

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates for which they have received or will receive customary fees and commissions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

In connection with our Credit Agreement, dated August 31, 2007, affiliates of J.P. Morgan Securities LLC acted as lender; affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as syndication agent, joint lead arranger and book manager and lender; and affiliates of Morgan Stanley & Co. LLC acted as lender. The proceeds from this offering will be applied to pay all or a portion of our borrowings under this agreement. Because affiliates of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated may each receive more than 5% of the net proceeds from the sales of the notes, a “conflict of interest” is deemed to exist under FINRA Rule 5121. Accordingly, this offering will be made in compliance with the applicable provisions of FINRA Rule 5121 and such underwriters will not sell any of the notes to discretionary accounts without the specific written approval of the account holder.

Settlement

We expect to deliver the notes against payment for the notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement arrangement to prevent a failed settlement.

LEGAL MATTERS

Certain legal matters in connection with the offering of the notes will be passed upon for Altera Corporation by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, and for the underwriters by Davis Polk & Wardwell LLP, Menlo Park, California.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus

Senior Debt Securities

We may issue senior debt securities from time to time in one or more offerings. This prospectus describes the general terms of these senior debt securities and the general manner in which these senior debt securities will be offered. We will provide the specific terms of these senior debt securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these senior debt securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and any applicable prospectus supplement, including the documents incorporated by reference herein and therein, before you invest.

We may offer these senior debt securities in amounts, at prices and on terms determined at the time of offering. The senior debt securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the senior debt securities, we will name them and describe their compensation in a prospectus supplement.

Our Common Stock is listed on the NASDAQ Global Select Market under the symbol ALTR.

Investing in these senior debt securities involves certain risks. See “Risk Factors” included in or incorporated by reference into any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these senior debt securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these senior debt securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 26, 2012

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell the senior debt securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the senior debt securities we may offer. Each time we sell senior debt securities, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” beginning on page 21 of this prospectus.

We have not authorized anyone to provide you with information that is different from that contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any related free writing prospectus filed by us with the SEC. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any accompanying prospectus supplement or any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any senior debt securities other than the senior debt securities described in the accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such senior debt securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context otherwise indicates, references in this prospectus to “Altera”, “we”, “our” and “us” refer, collectively, to Altera Corporation, a Delaware corporation, and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements are generally written in the future tense and/or are preceded by words such as “will,” “may,” “should,” “could,” “expect,” “suggest,” “believe,” “anticipate,” “intend,” “plan,” or other similar words.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The forward-looking statements contained in this prospectus, any prospectus supplement, and the information incorporated by reference in this prospectus are based on information currently available to us and expectations and assumptions that we deem reasonable at the time the statements were made. We do not undertake any obligation to update any forward-looking statements in this prospectus, any prospectus supplement, and the information incorporated by reference in this prospectus or in any of our other communications, except as required by law. All such forward-looking statements should be read as of the time the statements were made and with the recognition that these forward-looking statements may not be complete or accurate at a later date.

Many factors may cause actual results to differ materially from those expressed or implied by the forward-looking statements contained in this prospectus, any prospectus supplement, and the information incorporated by reference herein and therein, including those detailed in the Risk Factors section of any Annual Report on Form 10-K and any Quarterly Report on Form 10-Q incorporated by reference in this prospectus and in the section of any prospectus supplement entitled “Risk Factors.”

OUR BUSINESS

Founded in 1983, Altera Corporation is a global semiconductor company, serving over 13,000 customers within the Telecom and Wireless, Industrial Automation, Military and Automotive, Networking, Computer and Storage, and Other vertical markets. The Other vertical market includes sub-markets of broadcast, consumer, medical and test.

Altera designs, manufactures, and markets a variety of products:

•

Programmable logic devices (“PLDs”), which consist of field-programmable gate arrays (“FPGAs”) and complex programmable logic devices (“CPLDs”), are standard semiconductor integrated circuits, or chips, that our customers program to perform desired logic functions in their electronic systems.

•

HardCopy® application-specific integrated circuits (“ASICs”) transition customer designs from high-density FPGAs to low-cost non-programmable implementations for volume production. Because they are customized only on the last few mask layers, HardCopy ASICs deliver performance that can be an alternative to traditional ASICs, but with reduced development costs and shorter production lead times.

•	Pre-defined design building blocks, known as intellectual property (“IP”) cores, can be licensed by customers to add standard functions to their PLD designs.

•

Proprietary development software, which operates on personal computers and engineering workstations, is used by customers to develop, compile, and verify their designs, and then program their designs into our PLDs.

We were one of the first suppliers of complementary metal oxide semiconductor PLDs and are currently a global leader in this market. Our broad range of PLDs offers unique features as well as differing densities and performance specifications, and serves a wide range of customers.

Altera was incorporated in 1983, and reincorporated in the State of Delaware in 1997. The principal executive offices of Altera are located at 101 Innovation Drive, San Jose, California 95134. Our telephone number is (408) 544-7000 and our website is www.altera.com. Information contained in or accessible through our website is not part of or incorporated by reference into this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. You should read this table in conjunction with our consolidated financial statements and notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on February 17, 2012 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2012 filed with the SEC on April 23, 2012, which are incorporated by reference in this prospectus.

	Three Months Ended	Fiscal Year Ended
	March 30, 2012	December 31, 2011	December 31, 2010	December 31, 2009	December 31, 2008	December 28, 2007
Ratio of earnings to fixed charges(1)	71.4x	133.0x	127.8x	38.8x	23.2x	61.6x

(1)	For purposes of determining the ratios above, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense and an approximation for the interest factor on operating leases.

RETROSPECTIVELY REVISED FINANCIAL INFORMATION FOR ADOPTION OF A NEW ACCOUNTING STANDARD (UNAUDITED)

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220), Presentation of Comprehensive Income, which requires companies to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This update eliminates the option to present the components of other comprehensive income as part of the statement of equity. In December 2011, the FASB issued ASU 2011-12, Comprehensive Income (Topic 220), Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in ASU 2011-05, to defer the effective date of the specific requirement to present items that are reclassified out of accumulated other comprehensive income to net income alongside their respective components of net income and other comprehensive income. We adopted the guidance in our first quarter of 2012 with no significant impact on our consolidated financial statements or related footnotes. The table below is included to reflect the impact on our previously issued financial statements.

	Three Months Ended	Fiscal Year Ended
	March 30, 2012	December 31, 2011	December 31, 2010	December 31, 2009	December 31, 2008	December 28, 2007
	(Unaudited)
	(In thousands)
Net Income	$115,834	$770,711	$782,884	$251,062	$359,651	$290,023
Other comprehensive income (loss)
Unrealized gain (loss) on investments:
Unrealized holding gain on investments arising during period, net of tax of $58, $84 and $384	304	—	—	—	(139)	627
Less: Reclassification adjustments for (gain) loss on investments included in net income, net of tax of $5 and $115	(20)	—	—	—	—	(188)

	284	—	—	—	(139)	439
Unrealized loss on derivatives:
Unrealized gain on derivatives arising during period, net of tax of $8	14	—	—	—	—	—
Less: Reclassification adjustments for gain on derivatives included in net income, net of tax of $27	(50)	—	—	—	—	—

	(36)	—	—	—	—	—
Retirement plan:
Net gain (loss) arising during period, net of tax of $235 and $380	—	—	—	—	329	(584)
Less: amortization of accumulated unamortized loss on retiree medical plan, net of tax of $695, $- and $21	—	—	—	1,118	16	34

	—	—	—	1,118	345	(550)
Other comprehensive income (loss)	248	—	—	1,118	206	(111)

Comprehensive income	$116,082	$770,711	$782,884	$252,180	$359,857	$289,912

5

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any senior debt securities offered under this prospectus for general corporate purposes unless otherwise indicated in the applicable prospectus supplement. General corporate purposes may include the acquisition of companies or businesses, repayment and refinancing of debt, working capital, capital expenditures, stock repurchases and the payment of dividends. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of the net proceeds.

DESCRIPTION OF SENIOR DEBT SECURITIES

We may offer senior debt securities under this prospectus. The following description summarizes the general terms and provisions of the senior debt securities. We will describe the specific terms of the senior debt securities and the extent, if any, to which the general provisions summarized below apply to any series of senior debt securities in the prospectus supplement relating to the series and any applicable free writing prospectus that we authorize to be delivered. When we refer to “the Company,” “we,” “our,” and “us” in this section, we mean Altera Corporation excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

We may issue senior debt securities from time to time, in one or more series under an indenture to be entered into between us and a trustee to be named in a prospectus supplement, which we refer to as the trustee. The form of the indenture is filed as an exhibit to the registration statement of which this prospectus forms a part. This prospectus briefly outlines some of the provisions of the indenture. The following summary of the material provisions of the indenture is qualified in its entirety by the provisions of the indenture, including definitions of certain terms used in the indenture. Wherever we refer to particular sections or defined terms of the indenture, those sections or defined terms are incorporated by reference in this prospectus or the applicable prospectus supplement. You should review the indenture that is filed as an exhibit to the registration statement of which this prospectus forms a part for additional information.

The indenture will not limit the amount of senior debt securities that we may issue. The indenture will provide that senior debt securities may be issued up to an aggregate principal amount authorized from time to time by us and may be payable in any currency or currency unit designated by us in the indenture or in amounts determined by reference to an index.

General

The senior debt securities will constitute our unsecured and unsubordinated general obligations and will rank pari passu with our other unsecured and unsubordinated obligations. Any secured debt or other secured obligations will be effectively senior to the senior debt securities to the extent of the value of the assets securing such debt or other obligations.

The applicable prospectus supplement and/or free writing prospectus will include any additional or different terms of the senior debt securities being offered, including the following terms, as applicable:

•	the title of the senior debt securities;

•	any limit upon the aggregate principal amount of the senior debt securities;

•	the date or dates on which the principal and premium, if any, of the senior debt securities is payable;

•	the rate or rates (which may be fixed or variable) at which the senior debt securities will bear interest, or the manner of calculating such rate or rates, if applicable;

•

the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates, and the related record dates;

•	any trustees, authenticating agents or paying agents, if different from those set forth in this prospectus;

•	the right, if any, to extend the interest payment periods or defer the payment of interest and the duration of that extension or deferral;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which senior debt securities may be redeemed, in whole or in part, at our option;

•	the obligation, if any, of us to redeem, purchase or repay senior debt securities pursuant to any sinking fund or analogous provisions as at the option of a holder thereof;

•	the form of the senior debt securities;

•	if other than denominations of $2,000 or any integral multiple of $1,000 in excess thereof, the denominations in which the senior debt securities will be issuable;

•	the currencies and/or currency units in which payment of the principal of, and premium, if any, and interest on, the senior debt securities will be payable;

•

if the principal amount payable at the stated maturity of the senior debt securities will not be determinable as of any one or more dates prior to such stated maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose;

•	the terms of any repurchase or remarketing rights;

•

whether the senior debt securities will be issued in global form, the terms upon which the senior debt securities will be exchanged for definitive form, the depositary for the senior debt securities and the form of legend;

•	any conversion or exchange features of the senior debt securities;

•	if other than the principal amount thereof, the portion of the principal amount of the senior debt securities which shall be payable upon declaration of acceleration of the maturity thereof;

•	any restrictive covenants or events of default in addition to or in lieu of those set forth in this prospectus;

•	any provisions granting special rights to holders when a specified event occurs;

•

if the amount of principal or any premium or interest on the senior debt securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

•	any special tax implications of the senior debt securities;

•	whether and upon what terms the senior debt securities may be defeased if different from the provisions set forth in this prospectus;

•	with regard to the senior debt securities that do not bear interest, the dates for certain required reports to the applicable trustee; and

•	any and all additional, eliminated or changed terms that will apply to the senior debt securities.

We may from time to time, without notice to or the consent of the holders of any series of senior debt securities, create and issue further senior debt securities of any such series ranking equally with the senior debt securities of such series in all respects (or in all respects other than (1) the payment of interest accruing prior to the issue date of such further senior debt securities or (2) the first payment of interest following the issue date of such further senior debt securities). Such further senior debt securities may be consolidated and form a single series with the senior debt securities of such series and have the same terms as to status, redemption or otherwise as the senior debt securities of such series, provided that if such additional debt securities are not fungible with the initial debt securities of such series for U.S. federal income tax purposes, such additional debt securities will have a separate CUSIP number.

You may present senior debt securities for exchange or transfer in the manner, at the places and subject to the restrictions set forth in the senior debt securities and the applicable prospectus supplement. We will provide you those services without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the indenture.

Senior debt securities will bear interest at a fixed rate or a floating rate. Senior debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate (called original issue discount securities) may be sold at a discount below their stated principal amount. Material U.S. federal income tax considerations applicable to any such discounted senior debt securities or to certain senior debt securities issued at par which are treated as having been issued at a discount for U.S. federal income tax purposes will be described in the applicable prospectus supplement.

We may issue senior debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. You may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending on the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and certain related tax considerations will be set forth in the applicable prospectus supplement.

Certain Covenants

Certain Covenants. The indenture will contain certain covenants regarding, among other matters, corporate existence and reports to holders of senior debt securities. Unless we indicate otherwise in a prospectus supplement, the senior debt securities will not contain any additional financial or restrictive covenants, including covenants relating to total indebtedness, interest coverage, stock repurchases, recapitalizations, dividends and distributions to shareholders or current ratios. The provisions of the indenture will not afford holders of senior debt securities issued thereunder protection in the event of a sudden or significant decline in our credit quality or in the event of a takeover, recapitalization or highly leveraged or similar transaction involving us or any of our affiliates that may adversely affect such holders except to the extent set forth therein.

Consolidation, Merger and Sale of Assets. Unless we indicate otherwise in a prospectus supplement, we will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our and our subsidiaries’ property and assets taken as a whole (in one transaction or a series of related transactions) to any other Person, or permit any Person to merge with or into us, unless:

•

we shall be the continuing Person, or the Person (if other than us) formed by such consolidation or into which we are merged or that acquired or leased such property and assets (the “Surviving Person”), shall be a corporation or limited liability company organized and validly existing under the laws of the United States of America or any jurisdiction thereof, and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of our obligations under the indenture and the senior debt securities;

•	immediately after giving effect to such transaction, no default or event of default (each as defined in the indenture) shall have occurred and be continuing; and

•

we deliver to the trustee an officer’s certificate and opinion of counsel, in each case stating that such consolidation, merger, sale, conveyance, transfer, lease or disposition and such supplemental indenture complies with this provision and that all conditions precedent provided for in the indenture or any applicable supplemental indenture relating to such transaction have been complied with.

The restrictions in the second and third bullets shall not be applicable to:

•

the merger or consolidation of us with an affiliate of ours if our board of directors determines in good faith that the purpose of such transaction is principally to change our state of incorporation or convert our form of organization to another form; or

•

the merger of us with or into a single direct or indirect wholly owned subsidiary of ours pursuant to Section 251(g) (or any successor provision) of the General Corporation Law of the State of Delaware (or similar provision of our state of incorporation).

The Surviving Person will succeed to, and be substituted for, us under the indenture and the senior debt securities and, except in the case of a lease, we shall be released of all obligations under the indenture and the senior debt securities.

No Protection in the Event of a Change of Control. Unless we indicate otherwise in a prospectus supplement with respect to a particular series of senior debt securities, the senior debt securities will not contain any provisions that may afford holders of the senior debt securities protection in the event we have a change of control or in the event of a highly leveraged transaction (whether or not such transaction results in a change of control).

Events of Default

The indenture defines an Event of Default with respect to any series of senior debt securities issued pursuant to the indenture. Events of Default on the senior debt securities are any of the following:

•

default in the payment of any interest on senior debt securities when it becomes due and payable, and the continuance of such default for a period of 30 days (unless the entire amount of such payment is deposited by us with the trustee or a paying agent prior to the expiration of such 30-day period);

•	default in the payment of the principal of, or any premium on, senior debt securities when due and payable;

•

default in the performance or breach of any other covenant by us in the indenture (other than a covenant that has been included in the indenture solely for the benefit of another series of debt securities), which default continues uncured for a period of 90 days after we receive, by registered or certified mail, written notice from the trustee or we and the trustee receive, by registered or certified mail, written notice from the holders of not less than 25% in principal amount of the senior debt securities of the affected series outstanding as provided in the indenture;

•	certain events in bankruptcy, insolvency or reorganization with respect to us; and

•	any other Event of Default provided for in such series of senior debt securities as may be specified in the applicable prospectus supplement.

An Event of Default under one series of senior debt securities issued pursuant to the indenture does not necessarily constitute an Event of Default under any other series of senior debt securities. The indenture provides that the trustee may withhold notice to the holders of any series of senior debt securities issued thereunder of any default if the trustee’s board of directors, executive committee, or a trust committee of directors or trustees and/or certain officers of the trustee in good faith determine it is in the interest of such holders to do so.

Remedies If an Event of Default Occurs. The indenture provides that if an Event of Default has occurred with respect to a series of senior debt securities and has not been cured, the trustee or the holders of not less than 25% in principal amount of the senior debt securities of that series may declare the entire principal amount of all the senior debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an Event of Default occurs because of certain events in bankruptcy, insolvency or reorganization with respect to us, the principal amount of all the senior debt securities will be automatically accelerated, without any action by the trustee or any holder. The holders of a majority in aggregate principal amount of the senior debt securities of the affected series may by written notice to us and the trustee may, on behalf of the holders of the senior debt securities of the affected series, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, such senior debt securities.

Except as may otherwise be provided in the indenture in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee protection from expenses and liability (called an “indemnity”). If indemnity satisfactory to the trustee is provided, the holders of a majority in principal amount of the outstanding senior debt securities of the affected series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. Subject to certain exceptions contained in the indenture, these majority holders may also direct the trustee in performing any other action under the indenture.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the senior debt securities, the following must occur:

•	you must give the trustee written notice that an Event of Default has occurred and remains uncured;

•

the holders of not less than 25% in principal amount of all outstanding senior debt securities of the affected series must make a written request that the trustee take action because of the Event of Default, and must offer reasonable indemnity to the trustee against the costs, expenses and other liabilities of taking that action; and

•

the trustee must have failed to take action for 60 days after receipt of the above notice and offer of indemnity and during such 60-day period, the trustee has not received a contrary instruction from holders of a majority in principal amount of all outstanding senior debt securities.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your senior debt securities on or after the due date of that payment.

We will furnish to the trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the indenture and the senior debt securities, or else specifying any default.

Satisfaction and Discharge

The indenture will cease to be of further effect as to any series of senior debt securities and the trustee, upon our demand and at our expense, will execute appropriate instruments acknowledging the satisfaction and discharge of the indenture with respect to such series upon compliance with certain conditions, including:

(1)	either

•	our having delivered or caused to be delivered to the trustee for cancellation all senior debt securities of a series theretofore authenticated under the indenture; or

•

all senior debt securities of any series outstanding under the indenture not theretofore delivered to the trustee for cancellation shall have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee and we shall have deposited with the trustee sufficient cash or U.S. government or U.S. government agency notes or bonds that will generate enough cash to pay, at maturity or upon redemption, all such senior debt securities of any series outstanding under the indenture; and

(2)	our having paid all sums payable by us under the indenture, as and when the same shall be due and payable.

In either of (1) or (2) we shall have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions relating to the satisfaction and discharge of the indenture have been satisfied.

Defeasance

Unless the applicable prospectus supplement provides otherwise, the following discussion of legal defeasance and discharge and covenant defeasance will apply to any series of senior debt securities issued under the indenture.

Full Defeasance. We can legally release ourselves from any payment or other obligations on the senior debt securities of any series (called “full defeasance”) if the following conditions are met:

•

we deposit in trust for your benefit and the benefit of all other direct holders of the senior debt securities of the same series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, any premium and any other payments on the senior debt securities of that series on their various due dates;

•

there is a change in current U.S. federal income tax law or an IRS ruling that permits us to make the above deposit without causing you to be taxed on the senior debt securities any differently than if we did not make the deposit and instead repaid the senior debt securities ourselves when due.

•	we deliver to the trustee a legal opinion of our counsel confirming the tax law change or ruling described above.

If we ever accomplished full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the senior debt securities. You could not look to us for repayment in the event of any shortfall.

However, even if we make the deposit in trust and deliver an opinion as discussed above, a number of our obligations relating to the senior debt securities will remain. These include our obligations:

•	to register the transfer and exchange of senior debt securities;

•	to replace mutilated, destroyed, lost or stolen senior debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Purchasers of the senior debt securities should consult their own advisers with respect to the tax consequences to them of any deposit and discharge, including the applicability and effect of tax laws other than the U.S. federal income tax law.

Covenant Defeasance. Without any change in current U.S. federal income tax law, we can make the same type of deposit described above and be released from some of the covenants on the senior debt securities of any series. This is called “covenant defeasance.” In that event, you would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the senior debt securities. In order to achieve covenant defeasance, we must do the following:

•

deposit in trust for your benefit and the benefit of all other direct holders of the senior debt securities of the same series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, any premium and any other payments on the senior debt securities of that series on their various due dates; and

•

deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit and be released from the relevant covenants without causing you to be taxed on the senior debt securities any differently than if we did not make the deposit and were not released from the covenants and instead repaid the senior debt securities ourselves when due.

If we accomplish covenant defeasance, you can still look to us for repayment of the senior debt securities if there were a shortfall in the trust deposit. In fact, if one of the Events of Default occurred (such as our bankruptcy) and the senior debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Modification and Waiver

There are three types of changes we can make to the indenture.

Changes Requiring Approval of the Holder. First, there are changes that cannot be made to the senior debt securities without specific approval of the holder. The following is a list of those types of changes:

•	change the stated maturity of the principal of or any installment of principal of or interest on any senior debt securities of such series;

•	reduce the principal amount of or the rate of interest thereon or any premium payable upon redemption of any senior debt securities of such series;

•	reduce the amount of principal payable at maturity or upon acceleration, redemption or a change of control or following an Event of Default;

•	change the place or currency of payment for the senior debt securities;

•	change the terms of or waive any redemption provisions;

•	impair the holder’s right to sue for the enforcement of any payment on or with respect to the senior debt securities;

•	reduce the percentage in principal amount of the senior debt securities of any series, the approval of whose holders is needed to modify or amend the indenture or the senior debt securities;

•

reduce the percentage in principal amount of the senior debt securities of any series, the approval of whose holders is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; and

•

modify any other aspect of the provisions dealing with modification and waiver of the indenture, except to increase the percentage required for any modification or to provide that other provisions of the indenture may not be modified or waived without consent of the holder of each security of such series affected by the modification.

Changes Not Requiring Approval. The second type of change does not require any approval of or vote by holders of the senior debt securities. This type is limited to the following types of changes:

•	cure any ambiguity, defect or inconsistency;

•

make such other provisions in regard to matters or questions arising under the indenture or under any supplemental indenture as our board of directors may deem necessary or desirable, and which does not in each case adversely affect the interests of the holders of the senior debt securities of a series;

•	comply with covenants in the indenture regarding mergers and sales of assets;

•	provide for uncertificated senior debt securities in addition to or in place of certificated senior debt securities;

•	add to the covenants of the Company or add any additional Events of Default for the benefit of any series of senior debt securities, or secure any series of the senior debt securities;

•	provide for the issuance of senior debt securities and establish the form, terms and conditions of such series, or issue additional senior debt securities of any series;

•	evidence and provide for a successor trustee and add to or change the provisions of the indenture to provide for or facilitate the administration of the trusts under the indenture; or

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939 (the “Trust Indenture Act”).

We may also make changes that affect only senior debt securities to be issued under the indenture at any time after the changes take effect without the approval of holders of senior debt securities previously issued under the indenture. We may make changes or obtain waivers that affect only certain series of senior debt securities without the approval of holder of unaffected senior debt securities under the indenture.

Changes Requiring a Majority Vote. Any other change to the indenture and the senior debt securities would require the following approval:

•	if the change affects only senior debt securities of one series, it must be approved by the holders of a majority in outstanding principal amount of the senior debt securities of that series;

•

if the change affects the senior debt securities as well as the senior debt securities of one or more other series issued under the indenture, it must be approved by the holders of a majority in outstanding principal amount of each series of senior debt securities affected by the change; and

•	in each case, the required approval must be given by written consent.

The same vote would be required for us to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or a waiver with respect to any other aspect of the indenture and the senior debt securities listed in the first category described previously under “Changes Requiring Approval of the Holder” unless we obtain your individual consent to the waiver.

Further Details Concerning Voting

The senior debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. The senior debt securities will also not be eligible to vote if they have been fully defeased as described above under “—Defeasance—Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding senior debt securities that are entitled to vote or take other action under the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee sets a record date for a vote or other action to be taken by holders of senior debt securities, that vote or action may be taken only by persons who are holders of outstanding senior debt securities on the record date and must be taken within 180 days following the record date or another period that we may specify (or as the trustee may specify, if it set the record date). We may shorten this period from time to time.

No Personal Liability of Incorporators, Stockholders, Officers, Directors

The indenture provides that no recourse shall be had under any obligation, covenant or agreement of ours in the indenture or in any of the senior debt securities or because of the creation of any indebtedness represented thereby, against any of our incorporators, stockholders, officers or directors, past, present or future, or any predecessor or successor entity thereof under any law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder, by accepting the senior debt securities, waives and releases all such liability.

Concerning the Trustee

The trustee will be appointed by us as paying agent, registrar and custodian with regard to the senior debt securities. The trustee or its affiliates may from time to time in the future provide banking and other services to us in exchange for a fee.

The indenture provides that, prior to the occurrence of an Event of Default with respect to the senior debt securities of a series and after the curing or waiving of all such Events of Default with respect to that series, the trustee will not be liable except for the performance of such duties as are specifically set forth in the indenture. If an event of default has occurred and has not been cured or waived, the trustee will exercise such rights and powers vested in it under the indenture and will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and the provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee thereunder, should it become a creditor of ours or any of our subsidiaries, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict or resign.

Unclaimed Funds

All funds deposited with the trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the senior debt securities that remain unclaimed for a period ending on the earlier of 10 business days prior to the date the money would be turned over to the applicable state and two years after the date upon which the principal of, or premium, if any, or interest on such senior debt securities shall have become due and payable will be repaid to us. Thereafter, any right of any holder of senior debt securities to such funds shall be enforceable only against us, and the trustee and paying agents will have no liability therefor.

Governing Law

The indenture and the senior debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

FORMS OF SENIOR DEBT SECURITIES

Each senior debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of senior debt securities. Unless the applicable prospectus supplement provides otherwise, certificated senior debt securities will be issued in definitive form and global securities will be issued in registered form. Definitive senior debt securities name you or your nominee as the owner of the senior debt security, and in order to transfer or exchange these senior debt securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the senior debt securities to the trustee, registrar, paying agent or other agent, as applicable. Global senior debt securities name a depositary or its nominee as the owner of the senior debt securities represented by these global senior debt securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the senior debt securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

We may issue the registered senior debt securities in the form of one or more fully registered global senior debt securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global senior debt securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the senior debt securities to be represented by registered global securities. Unless and until it is exchanged in whole for senior debt securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors to the depositary or those nominees.

Any specific terms of the depositary arrangement with respect to any senior debt securities to be represented by a registered global security will be described in the prospectus supplement relating to those senior debt securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the senior debt securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the senior debt securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of senior debt securities take physical delivery of these senior debt securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the senior debt securities represented by the registered global security for all purposes under the indenture. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the senior debt securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the senior debt securities in definitive form and will not be considered the owners or holders of the senior debt securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on senior debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustees, or any agent of ours or agent of the trustees will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the senior debt securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying senior debt securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the senior debt securities held for the accounts of customers or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of the senior debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue senior debt securities in definitive form in exchange for the registered global security that had been held by the depositary. Any senior debt securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We may sell senior debt securities:

•	through underwriters;

•	through dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

In addition, we may issue the senior debt securities as a dividend or distribution or in a subscription rights offering to our existing security holders.

We may directly solicit offers to purchase senior debt securities or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act and describe any commissions that we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. This prospectus may be used in connection with any offering of our senior debt securities through any of these methods or other methods described in the applicable prospectus supplement.

The distribution of the senior debt securities may be effected from time to time in one or more transactions:

•	at a fixed price or prices which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the senior debt securities and any applicable restrictions.

The prospectus supplement with respect to the senior debt securities of a particular series will describe the terms of the offering of the senior debt securities, including the following:

•	the name of the agent or any underwriters;

•	the public offering or purchase price;

•	any discounts and commissions to be allowed or paid to the agent or underwriters;

•	all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or paid to dealers; and

•	any exchanges on which the senior debt securities will be listed.

If any underwriters or agents are utilized in the sale of the senior debt securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of the senior debt securities in respect of which the prospectus is delivered, we will sell such senior debt securities to the dealer, as principal. The dealer may then resell such senior debt securities to the public at varying prices to be determined by such dealer at the time of resale.

If we offer senior debt securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the senior debt securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Agents, underwriters, dealers and other persons may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase senior debt securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of senior debt securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

•

the purchase by an institution of the senior debt securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

•

if the senior debt securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such senior debt securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

Certain agents, underwriters and dealers, and their associates and affiliates may be customers of, engage in other transactions with, and/or perform services, including investment banking services, for us or one or more of our respective affiliates in the ordinary course of business.

In order to facilitate the offering of the senior debt securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the senior debt securities or any other senior debt securities the prices of which may be used to determine payments on such senior debt securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the senior debt securities or of any such other senior debt securities, the underwriters may bid for, and purchase, the senior debt securities or any such other senior debt securities in the open market. Finally, in any offering of the senior debt securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the senior debt securities in the offering if the syndicate repurchases previously distributed senior debt securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the senior debt securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your senior debt securities may be more than three scheduled business days after the trade date for your senior debt securities. Accordingly, in such a case, if you wish to trade senior debt securities on any date prior to the third business day before the original issue date for your senior debt securities, you will be required, by virtue of the fact that your senior debt securities initially are expected to settle in more than three scheduled business days after the trade date for your senior debt securities, to make alternative settlement arrangements to prevent a failed settlement.

The senior debt securities may be new issues of senior debt securities and may have no established trading market. The senior debt securities may or may not be listed on a national senior debt securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the senior debt securities.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the senior debt securities in respect of which this prospectus is being delivered will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.altera.com. Information accessible on or through our website is not a part of this prospectus. You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the senior debt securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K), until the offering of the senior debt securities under the registration statement is terminated or completed:

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including the information specifically incorporated by reference into the Form 10-K from our definitive proxy statement for the 2012 Annual Meeting of Stockholders;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2012; and

•	Current Reports on Form 8-K filed on January 30, 2012 and February 13, 2012.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Altera Corporation

101 Innovation Drive

San Jose, California 95134

Attn: Investor Relations

(408) 544-7000

$

        % Senior Notes due

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

J.P. Morgan

Morgan Stanley

                    , 2012